EXHIBIT NO. 99. (j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-7637 on Form N-1A of our report dated January 14, 2026, relating to the financial statements and financial highlights of MFS Growth Fund, a series of MFS Series Trust II, appearing in Form N-CSR of MFS Series Trust II for the year ended November 30, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm(s) and Financial Statements” and Appendix M – "Recipients of Non-Public Portfolio Holdings on an Ongoing Basis" in the Statement of Additional Information, which are part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2026